Exhibit 10.26

Summary of Oral Employment Agreements with Named Executive Officers

On February 7, 2007 the Compensation Committee of Great Lakes Dredge & Dock Corporation approved the 2007 annual base salaries of the Company’s named executive officers after review of performance and competitive market data.  The following table sets forth the annual base salary levels for 2007 of the Company’s five named executive officers.

Name and Position	Salary

Douglas B. Mackie (President and CEO)	$420,000
Deborah A. Wensel (SVP and CFO)	$255,000
Richard M. Lowry (EVP and COO)	$410,000
David E. Simonelli (VP, Special Projects Manager)	$175,000
Kyle D. Johnson (VP, Chief Contract Manager)	$160,000